SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CYMABAY THERAPEUTICS, INC.

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CYMABAY THERAPEUTICS, INC.

7999 Gateway Blvd., Suite 130

Newark, CA 94560

(510) 293-8800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of CymaBay Therapeutics, Inc., a Delaware corporation. The meeting will be held on Thursday, June 1, 2017, at 9:00 a.m. local time at the Pacific Research Center, 7677 Gateway Blvd., Conference Center 2nd Floor, Apex Room, Newark, CA 94560 for the following purposes:

1.	To elect the Board of Directors’ nine nominees for director to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of CymaBay Therapeutics, Inc. for its fiscal year ending December 31, 2017.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 13, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 1, 2017, at the Pacific Research Center, 7677 Gateway Blvd., Conference Center 2nd Floor, Apex Room, Newark, CA 94560

The proxy statement and annual report to stockholders

are available at http://www.astproxyportal.com/ast/18519.

By Order of the Board of Directors

/s/ Sujal Shah
Sujal Shah Secretary

Newark, California

April 19, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CYMABAY THERAPEUTICS, INC.

7999 Gateway Blvd., Suite 130

Newark, CA 94560

(510) 293-8800

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

June 1, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of CymaBay Therapeutics, Inc. (“CymaBay”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 20, 2017, to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 30, 2017.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 1, 2017, at 9:00 a.m. local time at the Pacific Research Center, 7677 Gateway Blvd., Conference Center 2nd Floor, Apex Room, Newark, CA 94560. Directions to the Annual Meeting may be found at the end of this proxy statement or online at www.pacificresearchcenter.com under “Location.” Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 13, 2017, will be entitled to vote at the Annual Meeting. On this record date, there were 28,752,451 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 13, 2017, your shares were registered directly in your name with CymaBay’s transfer agent, American Stock Transfer & Trust Company, LLC then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card (if you have received one), or vote by proxy over the telephone or on the internet as instructed in the Notice or below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 13, 2017, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of the Board’s nine nominees for director to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified; and

•	Ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2017.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-776-9437 (1-718-921-8500 international) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 31, 2017, to be counted.

•	To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on May 31, 2017, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from CymaBay. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon you have one vote for each share of common stock you own as of April 13, 2017.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, for instance, matters which may be considered by stockholders such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nine of the Board’s nominees for director and “For” the ratification of selection by the Audit Committee of the Board of Ernst & Young as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to CymaBay’s Secretary at 7999 Gateway Blvd., Suite 130, Newark, CA 94560.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2017, to CymaBay’s Secretary at 7999 Gateway Blvd., Suite 130, Newark, CA 94560; provided, however, that if our 2018 annual meeting of stockholders is held before May 2, 2018, or after July 1, 2018, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2018 annual meeting of stockholders. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than February 1, 2018, and no later than March 3, 2018, except that if our 2018 annual meeting of stockholders is held before May 2, 2018, or after July 1, 2018, notice by the stockholder to be timely may be received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count (a) for Proposal 1 to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to Proposal 2 “For,” “Against,” abstentions and if applicable, broker non-votes.

Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the nine nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

•	To be approved, Proposal 2, ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2017, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 28,752,451 shares outstanding and entitled to vote. Thus, the holders of 14,376,226 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

CymaBay’s Board of Directors consists of eight directors, and there is one vacancy. Dr. Harold Van Wart, our Chief Executive Officer until April 15, 2017, resigned from the Board effective April 14. There are nine nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. It is CymaBay’s policy to encourage nominees for directors to attend its annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by CymaBay. Each person nominated for election has agreed to serve if elected. CymaBay’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct CymaBay’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Dr. Booth was recommended by the Nominating and Corporate Governance Committee and appointed to the Board effective December 2016, at the recommendation of a non-management director. Ms. Loewy was recommended by the Nominating and Corporate Governance Committee and appointed to the Board effective December 2016, at the recommendation of a non-management director.

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD WITH CYMABAY
Sujal A. Shah	43	Interim President, Chief Executive Officer and Chief Financial Officer, Director
Robert F. Booth, Ph.D.	63	CEO, Virobay, Inc. / Director
Carl Goldfischer, M.D.	58	Managing Director, Bay City Capital / Director
Caroline Loewy	51	CBO and CFO, Achieve Life Sciences / Director
Evan A. Stein, M.D., Ph.D.	70	Director Emeritus, Medpace, Inc. / Director
Paul F. Truex	48	CEO, Anthera Pharmaceuticals, Inc. / Director
Kurt von Emster	49	Managing Partner, Abingworth LLC / Director
Robert J. Weiland	57	CCO, Pacira Pharmaceuticals, Inc. / Director
Robert J. Wills, Ph.D.	63	Executive Chairman, GTx, Inc. / Executive Chairman, Director

Sujal A. Shah has served as our Interim President and Chief Executive Officer since April 2017, and as our Chief Financial Officer since December of 2013. Prior to that he served as a consultant and acting Chief Financial Officer for us from June 2012 to December 2013. From 2010 to 2012, Mr. Shah served as Director, Health Care Investment Banking for Citigroup Inc., where he was responsible for managing client relationships and executing strategic and financing related transactions for clients focused in life sciences. From 2004 to 2010 Mr. Shah was employed with Credit-Suisse, last serving in the capacity as Vice President, Health Care Investment Banking Group. Mr. Shah received a M.B.A. from Carnegie Mellon University—Tepper School of Business and M.S. and B.S. degrees in Biomedical Engineering from Northwestern University. Because of his extensive experience executing strategic and financing transactions both as an advisor and as an operator in the biopharmaceutical industry, his foundational scientific training, and his intimate knowledge of our company, we believe he is able to make valuable contributions to the Board.

Robert F. Booth, Ph.D. has been a member of our Board since December 2016. Dr. Booth is the Founder and has been the President and Chief Executive Officer of Virobay, Inc. since May 2010. He was previously the Executive Chairman of ViroBay, Inc. from July 2006 to May 2010, during which time he served concurrently as an Operating Partner and Senior Advisor at TPG Biotech. Dr. Booth is also the Executive Chairman and co-founder of Ab Initio Biotherapeutics and of CuraSen Therapeutics. Dr. Booth was appointed to the position of Consulting Professor in the School of Medicine at Stanford University in 2016. From 2002 to 2006, Dr. Booth was the Chief Scientific Officer at Celera Genomics, where he was responsible for leading all discovery and development activities. Dr. Booth served on the board of directors of Pharmacyclics until its acquisition by Abbvie. Dr. Booth was at Roche from 1989 to 2002, in positions of increasing responsibility and was the Senior Vice President and Business Unit Leader for Roche in Palo Alto, California. Dr. Booth was a member of the Global Research Management Team and a member of the Business Development Committee, which oversaw licensing opportunities for Roche. Dr. Booth currently serves as a member of the board of directors of Glialogix, Inc., CuraSen Therapeutics, Ab Initio Biotherapeutics and Virobay, Inc., and in the last five years served on the board of directors of Pharmacyclics, Inc. Dr. Booth received a B.Sc. and a Ph.D. from the University of London in biochemistry. Because of his more than 25 years of experience in biopharmaceutical companies in Europe and the United States, as well as his extensive and valuable corporate governance and board oversight, we believe he is able to make valuable contributions to the Board.

Carl Goldfischer, M.D. has been a member of our Board since August 2003. Dr. Goldfischer was elected to the Board as a result of Bay City Capital’s investment in CymaBay and his in depth knowledge of the pharmaceutical industry. Dr. Goldfischer is an investment partner and managing director of Bay City Capital, serving as a member of the board of directors and executive committee, and has been with the firm since

December 2000. His background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining Bay City Capital, Dr. Goldfischer was chief financial officer of ImClone Systems Inc. Previously, he was a research analyst with the Reliance Insurance Company, helping to establish its portfolio and presence in the health care investment community. Dr. Goldfischer is a member of the board of directors for EnteroMedics Inc. and Epizyme, Inc., and was previously a member of the board of directors of Poniard Pharmaceuticals, Inc. and MAP Pharmaceuticals, Inc. Dr. Goldfischer received a M.D. with honors in scientific research from Albert Einstein College of Medicine and a B.A. from Sarah Lawrence College. Because of his more than 25 years of experience in the biopharmaceutical industry as an investor, his financial expertise as a former chief financial officer, and his extensive corporate governance and board oversight, we believe he is able to make valuable contributions to the Board.

Caroline Loewy has been a member of our Board since December 2016. Ms. Lowey is a biopharmaceutical and financial executive with over 25 years of experience in the field. She is a Co-Founder and the Chief Business Officer and Chief Financial Officer of Achieve Life Sciences, as well as a consultant providing strategic advisory services for biopharmaceutical companies. Caroline has previously held the position of Chief Financial Officer of both public and private biopharmaceutical companies including Tobira Therapeutics, Corcept Therapeutics, and Poniard Pharmaceuticals. Prior to her roles in company management, Caroline spent 11 years as a senior biotechnology equity research analyst at Morgan Stanley and Prudential Securities. Caroline has leveraged her experience in the medical arena and financial expertise to benefit those affected by rare disease. She is a founding board member of the Global Genes Project, one of the leading rare disease patient advocacy organizations in the world, and is a member of the National Advisory Council of the Translational Genomics Research Institute (TGen) Center for Rare Childhood Disorders. Caroline is also a founding board member of the KCNQ2 Cure Alliance, promoting education and research into the rare disorder affecting her son. Ms. Loewy holds a BA degree from the University of California, Berkeley, and an MBA/MS degree from Carnegie Mellon University. Because of her more than 25 years of experience in the biopharmaceutical industry and financial expertise as a chief financial officer, as well as her extensive and valuable experience in providing strategic advisory services, we believe she is able to make valuable contributions to the Board.

Evan A. Stein, M.D., Ph.D. has been a member of our Board since April 2016. Dr. Stein was elected to the Board because of his extensive and significant experience in clinical research and the pharmaceutical industry. Dr. Stein was on the full-time faculty at the University of Cincinnati, Ohio, from 1977 to 1998 as tenured Professor of Pathology and Laboratory, and remained on faculty as Voluntary Professor until August 2015. In 1988 he founded Medical Research Laboratories, which was acquired in 2002 by Pharmaceutical Product Development, LLC. Dr. Stein also founded the Metabolic and Atherosclerosis Research Center in 1988, which was merged into Medpace, Inc. in 2008, where he served as Chief Scientific Officer and director until December 2012 and where he continues to serve as Director Emeritus. Dr. Stein was a member of the board of directors of Xenon Pharmaceuticals Inc. from 2006 to 2015. Dr Stein has had a number of appointments to the National Institutes of Health since 1986, including the General Clinical Research Centers Advisory Committee, NCEP Lipid Standardization Committee, Data and Safety Advisory Board of the NHLBI Program on Genetics in Hypertension from 1999 to 2003. From 2006 to 2010 he served on the FDA Clinical Chemistry and Clinical Toxicology Advisory Panel. He has received a number of NIH grants including as Principal Investigator of central laboratory for the Women’s Health Initiative (WHI) trial. Dr. Stein received his M.D. and Ph.D, from the University of Witwatersrand in Johannesburg, South Africa. Because of his more than 25 years of experience in the biopharmaceutical industry as a research executive, his clinical and laboratory expertise as a tenured professor in academia, and his extensive involvement with national research institutions, we believe he is able to make valuable contributions to the Board.

Paul F. Truex has been a member of our Board since April 2016. Mr. Truex was elected to the Board because of his deep knowledge of, and experience in, the pharmaceutical industry. Mr. Truex has served as Executive Chairman of Anthera Pharmaceuticals, Inc., or Anthera, since December 2016. Mr. Truex was a founder of Anthera where he served as Director and Chief Executive Officer from September 2004 to December 2016. Prior to founding Anthera, Mr. Truex served as a founder, Director, President and Chief Executive Officer of Peninsula Pharmaceuticals, Inc., from the commencement of its operations in October 2001 until December 2005 after which Peninsula was acquired in a series of transactions by Johnson and Johnson and Forest Laboratories. Prior to Peninsula Pharmaceuticals, Mr. Truex was Vice President of Commercial Development for Versicor, Inc. (acquired by Pfizer) from April 2000 to September 2001. From July 1997 to April 2000, Mr. Truex worked at Eli Lilly and Company where he served in various marketing and sales roles. Mr. Truex obtained his M.B.A. in marketing and finance from Indiana University and a B.A. in economics from the University of Waterloo. Mr. Truex is also the Chairman and a director of Milestone Pharmaceuticals, Inc. and previously served as a director of Trius Therapeutics, Inc. from June 2008 until September 2013. Because of his more than 25 years of experience in biopharmaceutical and pharmaceutical companies as an executive, as well as his extensive corporate governance and board oversight, we believe he is able to make valuable contributions to the Board.

Kurt von Emster, CFA has been a member of our Board since April 2009. Mr. von Emster was elected to the Board because of his in depth knowledge of the pharmaceutical industry where he has been an institutional biotechnology and health care analyst and portfolio manager for 26 years. Mr. von Emster has been a Partner at Abingworth LLC since January 2015 and as Managing Partner since July 2015. Prior to joining Abingworth, Mr. von Emster was a co-founder and Partner of venBio LLC from May 2009 until January 2015. In 2001, Mr. von Emster became a General Partner at MPM Capital, a leading biotechnology private equity firm, and launched the MPM BioEquities Fund, a cross over public and private biotechnology hedge fund. He was the portfolio manager of this fund from inception in 2001 until his departure in 2009. Mr. von Emster’s investment career started in 1989 at Franklin Templeton Investments where he founded and managed several health and biotechnology funds in the 1990s. He is a member of the board of directors of CRISPR Therapeutics, Inc., and is Chairman of SutroVax, Inc. (private). He is a former member of the board of Aurinia Pharmaceuticals, Inc., Kesios Therapeutics, Ltd., Cytos Biotechnology, Ltd. (merged with Kuros Biosurgery Holding AG), Facet Biotech Corporation (sold to Abbott Laboratories in 2010) and Somaxon Pharmaceuticals, Inc. (sold to Pernix Therapeutics Holdings, Inc. in 2013), and a former board observer of Acceleron Pharma Inc. Mr. von Emster holds a B.S. in Business and Economics from the University of California, Santa Barbara. Because of his more than 25 years of experience in the biopharmaceutical industry as a portfolio manager and investor, as well as his extensive corporate governance and board oversight, we believe he is able to make valuable contributions to the Board.

Robert J. Weiland has been a member of our Board since April 2016. Mr. Weiland was elected to the Board because of his extensive experience as an executive and general manager in pharmaceutical and biotechnology companies. Mr. Weiland has served as Chief Commercial Officer of Pacira Pharmaceuticals, Inc. since April 2016. Mr. Weiland served in a variety of executive roles for Baxter International Inc., or Baxter, from 2009 to 2016, and was most recently Vice President, Strategy, where he led Baxter’s worldwide commercial strategy, including implementing Baxter’s continuous improvement platform. Prior to joining Baxter, from December 2005 to May 2008 Mr. Weiland was Vice President of Operations and Strategic Analytics for Takeda Pharmaceuticals U.S.A., Inc. From 2004 until December 2005, Mr. Weiland headed the clinical, commercial and operational activities for the surgery business unit of The Medicines Company as its Vice-President and General Manager. Prior to The Medicines Company, Mr. Weiland served for more than 14 years in a variety of senior domestic and international positions at Abbott Laboratories, including Marketing, General Management and Business Development. Mr. Weiland earned a B.S. from DeSales University, Center Valley, Pennsylvania and a M.B.A. in Finance and Marketing from The Wharton School at the University of Pennsylvania. Because of his more than 25 years of experience in biopharmaceutical industry, as well as his extensive commercial, operational and business management experience in both small and large capitalization companies, we believe he is able to make valuable contributions to the Board.

Robert J. Wills, Ph.D. has been a member of our Board since March 2015 and Chairman since October 2015. Dr. Wills was elected to the Board because of his extensive and significant experience over more than 35 years in the pharmaceutical industry, including preclinical and clinical research and development, business development and strategic partnering. Dr. Wills served in a variety of executive roles for Johnson & Johnson, or

J&J, from December 1989 to February 2015 and recently served as Vice President, Alliance Manager where he was responsible for managing strategic alliances for J&J’s Pharmaceutical Group worldwide since 2002. Prior to this, Dr. Wills spent 22 years in pharmaceutical drug development, 12 of which were at J&J and 10 of which were at Hoffmann-La Roche Inc. Before assuming his role as Alliance Manager at J&J, Dr. Wills served as Senior Vice President Global Development at J&J where he was responsible for its late stage development pipeline and was a member of several internal commercial and research and development operating boards. Dr. Wills is a member of the Board of GTx, Inc., where he serves as Executive Chairman and Chair of the Scientific and Development Committee. He is also a member of the Board for Parion Sciences, Inc. Dr. Wills holds a B.S. in Biochemistry and a M.S. in Pharmaceutics from the University of Wisconsin and a Ph.D. in Pharmaceutics from the University of Texas. Because of his more than 35 years of experience in the pharmaceutical industry as an executive focused on research and development, business development and strategic partnering, as well as his corporate governance and board oversight experience, we believe he is able to make valuable contributions to the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with CymaBay’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and CymaBay, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Booth, Dr. Goldfischer, Ms. Loewy, Dr. Stein, Mr. Truex, Mr. von Emster, Mr. Weiland and Dr. Wills. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with CymaBay. Mr. Shah will not be independent as he serves as an officer of CymaBay.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of CymaBay has an independent Executive Chairman, Dr. Wills, who, as Executive Chairman has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Executive Chairman has substantial ability to shape the work of the Board. CymaBay believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of CymaBay. In addition, CymaBay believes that having an independent Executive Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of CymaBay and its stockholders. As a result, CymaBay believes that having an independent Executive Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board has an active role, as a whole and also at the committee level, in overseeing management of CymaBay’s risks. The Board regularly reviews information regarding CymaBay’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and CymaBay’s independent registered public accounting firm, as appropriate, CymaBay’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to CymaBay’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member. None of the directors who were members of the Board at the time of the 2016 annual meeting of stockholders attended the 2016 annual meeting in person.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership for fiscal year 2016 as well as meeting information for fiscal 2016 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Dr. Robert F. Booth(2)			X
Dr. Carl Goldfischer	X	(1)	X
Dr. Hari Kumar(3)	X				X
Ms. Caroline Loewy(4)	X
Dr. Evan A. Stein(5)					X
Mr. Paul F. Truex(6)			X		X
Mr. Kurt von Emster	X				X	(1)
Mr. Robert J. Weiland(7)	X
Dr. Robert J. Wills			X	(1)
Total meetings in fiscal 2016	4		4		4

(1)	Committee Chairperson
(2)	Dr. Booth joined our Board and became a member of our Compensation Committee effective December 6, 2016.
(3)	Dr. Kumar ceased to be a member of our Board and the committees upon which he served upon commencement of the 2016 Annual Meeting on June 2, 2016.
(4)	Ms. Loewy joined our Board and became a member of our Audit Committee effective December 6, 2016.
(5)	Dr. Stein joined our Board and became a member of our Nominating and Corporate Governance Committee effective April 1, 2016.
(6)	Mr. Truex joined our Board and became a member of our Compensation Committee and Nominating and Corporate Governance Committee effective April 1, 2016.
(7)	Mr. Weiland joined our Board and became a member of our Audit Committee effective April 1, 2016.

In March 2017, our Board reconstituted the committees, and the current memberships are described below.

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to CymaBay.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee CymaBay’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on CymaBay’s audit engagement team as required by law; review and approves or rejects transactions between CymaBay and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by CymaBay regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review CymaBay’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of CymaBay’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of four directors: Dr. Goldfischer (Chair), Ms. Loewy, Mr. von Emster and Mr. Weiland. The Audit Committee met four times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on CymaBay’s website at http://ir.cymabay.com/governance-docs.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of CymaBay’s Audit Committee are, and during 2016 were, independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standard). The Board has also determined that Dr. Goldfischer qualifies as an “audit committee financial expert,” as defined in applicable rules and regulations promulgated by the SEC, and satisfies the financial sophistication requirements of the NASDAQ listing standards. For Dr. Goldfischer, the Board made a qualitative assessment of his individual levels of knowledge and experience, based on a number of factors, including his respective formal education and the fact that Dr. Goldfischer was formerly a chief financing officer for a public company.

Report of the Audit Committee of the Board of Directors1

Management is responsible for CymaBay’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of CymaBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016, with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in CymaBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Carl Goldfischer, M.D.

Caroline Loewy

Kurt von Emster

Robert J. Weiland

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of CymaBay under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Mr. Weiland joined the Audit Committee on April 1, 2016, which was after the Audit Committee took the actions set forth in this report.

Compensation Committee

The Compensation Committee is composed of four directors: Mr. Truex (Chair), Dr. Booth, Dr. Goldfischer and Dr. Wills. All members of CymaBay’s Compensation Committee are, and during 2016 were, independent as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Compensation Committee met four during 2016. The Board has adopted a written Compensation Committee charter that is available to stockholders on CymaBay’s website at http://ir.cymabay.com/governance-docs.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee CymaBay’s compensation strategy, policies, plans and programs, including:

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of CymaBay’s Chief Executive Officer and the other executive officers and directors; and

•	administration of CymaBay’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedure

CymaBay expects that the Compensation Committee will meet at least two times annual and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of CymaBay. In addition, under the charter, the Compensation Committee has the authority (a) to obtain, at the expense of CymaBay, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties, and (b) to delegate authority to subcommittees as it deems appropriate. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During 2016 the Compensation Committee engaged Barney & Barney, a Marsh & McLennan Insurance Agency LLC company, an independent compensation consultant, after taking into consideration the six factors prescribed by the SEC and NASDAQ. Barney & Barney is an independent compensation consultant that serves as a compensation resource available to the Compensation Committee on an hourly basis. As part of its engagement, Barney & Barney was requested by the Compensation Committee Chairman to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Using this information, Barney & Barney was also asked to develop executive and director compensation recommendations for us including equity award guidelines for newly hired employees and newly appointed directors as well as annual equity award guidelines for existing employees and directors. Barney & Barney ultimately developed compensation recommendations for CymaBay’s executive management that were presented to the Compensation Committee for its consideration.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of CymaBay (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for CymaBay.

The Nominating and Corporate Governance Committee is composed of three directors: Mr. von Emster (Chair), Dr. Stein and Mr. Truex. All members of the Nominating and Corporate Governance Committee are, and during 2016 were, independent as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met four times during 2016. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on CymaBay’s website at http://ir.cymabay.com/governance-docs.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of CymaBay, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of CymaBay’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of CymaBay and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and CymaBay, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee does not have a policy on diversity, but considers diversity as one factor in making its decisions. The Nominating and Corporate Governance Committee defines diversity with respect to board membership as a condition of being composed of individuals of varied backgrounds distinguished by factors that may include but are not limited to professional skills, work experience, ethnicity, gender, or other factors. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to CymaBay during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance

Committee at the following address: 7999 Gateway Blvd., Suite 130, Newark, CA 94560 by January 1 of the year in which such director is to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of CymaBay’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

CymaBay has adopted a formal communication policy which provides that stockholders wishing to communicate with the Board of Directors or an individual director regarding any matter, other than concerns or complaints about CymaBay’s accounting, internal controls or auditing matters, may send a written communication addressed as follows: Chief Financial Officer, CymaBay Therapeutics, Inc., 7999 Gateway Blvd., Suite 130, Newark, CA 94560. Communications also may be sent by e-mail to the following address shareholders@cymabay.com. Any concerns or complaints about CymaBay’s accounting, internal controls or auditing matters should be submitted in compliance with CymaBay’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters. CymaBay’s Chief Financial Officer will review each communication. The Chief Financial Officer will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chief Financial Officer will discard the communication. A copy of CymaBay’s stockholder communication policy is posted at CymaBay’s website at http://ir.cymabay.com/governance-docs.

CODE OF BUSINESS CONDUCT AND ETHICS

CymaBay has adopted the CymaBay Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on CymaBay’s website at http://ir.cymabay.com/governance-docs. If CymaBay makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, CymaBay will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as CymaBay’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited CymaBay’s financial statements since 1992. They are expected to attend the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither CymaBay’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as CymaBay’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of CymaBay and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to CymaBay for the fiscal years ended December 31, 2016, and December 31, 2015, by Ernst & Young LLP, CymaBay’s principal accountant.

	Fiscal Year Ended
	2016	2015
Audit Fees(1)	$699,838	$514,054
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,805	1,995

Total	$701,643	$516,049

(1)	In 2016 and 2015, Audit Fees consisted of fees and expenses covering the audit of our financial statements and reviews of our interim quarterly reports, accounting and financial reporting consultations, and the issuance of consent and comfort letters in connection with registration statement filings with the SEC.
(2)	Represents fees related to accessing Ernst & Young LLP’s online research database in 2016 and 2015.

During the fiscal year ended December 31, 2016, none of the total hours expended on CymaBay’s financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP full-time permanent employees.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by CymaBay’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning our executive officers as of April 15, 2017:

Name	Age	Position
Mr. Sujal A. Shah	43	Interim President, Chief Executive Officer and Chief Financial Officer
Dr. Pol Boudes	60	Chief Medical Officer
Dr. Robert L. Martin	54	Senior Vice President, Manufacturing and Nonclinical Development
Dr. Charles A. McWherter	62	Senior Vice President, Chief Scientific Officer
Patrick J. O’Mara	55	Senior Vice President, Business Development

Sujal A. Shah’s biography is included above under the section titled “Proposal 1—Election of Directors.”

Pol Boudes, M.D. has served as our Chief Medical Officer since April 2014. Prior to joining CymaBay, Dr. Boudes was Chief Medical Officer at Amicus Therapeutics from 2009 to 2013 where he was responsible for clinical development, pharmacology, medical affairs, regulatory affairs and quality assurance, and toxicology. From 2004 to 2009, Dr. Boudes was with Berlex Laboratories (which merged with Bayer HealthCare Pharmaceuticals in 2006) where he held the position of Vice President, Global Clinical Development, Women’s Health Care US. From 1990 to 2004, Dr. Boudes held positions of increasing responsibility with Wyeth-Ayerst Research both in Philadelphia, PA and in Europe, with Hoffmann-La Roche, and with Pasteur-Merieux Serums & Vaccines. Dr. Boudes received his M.D. from the University of Aix-Marseilles, France. He completed his internship and residency in Marseilles and in Paris, France and was an Assistant Professor of Medicine at the University of Paris. He is specialized in Endocrinology and Metabolic Diseases, Internal Medicine, and Geriatric diseases.

Robert L. Martin, Ph.D., has served as our Senior Vice President, Manufacturing and Nonclinical Development since April 2015. Previously, he served as our Vice President of Nonclinical Development and Project Management from 2008 to 2015. Dr. Martin served as our Sr. Director of Preclinical Development and Project Management from 2006 to 2008 and our Director of Preclinical Development and Project Management from 2004 to 2006. From 1994 to 2004, Dr. Martin served in various positions with Roche Palo Alto, a division of F. Hoffman-La Roche Ltd. Dr. Martin obtained his Ph.D. in Biochemistry from the University of California, Davis.

Charles A. McWherter, Ph.D. has served as our Senior Vice President and Chief Scientific Officer since July 2007. From 2003 to 2007, he served as Vice President and head of the cardiovascular therapeutics areas of Pfizer Inc., a biopharmaceutical company. From 2001 to 2003, Dr. McWherter served as Vice President of Drug Discovery at Sugen, Inc., a biopharmaceutical company acquired by Pfizer Inc. in 2003. Dr. McWherter obtained his Ph.D. from Cornell University.

Patrick O’Mara has served as our Senior Vice President, Business Development, since January 2017. Previously he served as our Vice President, Business Development from August 2006 to 2016, our Sr. Director of Business Development from 2004 to 2006, our Director of Business Development from 2000 to 2004 and our Manager of Business Development from 1997 to 2000. Mr. O’Mara served as our Manager of Laboratory Operations from 1991 to 1997. Mr. O’Mara received a B.A. in Biochemistry from the University of California, Berkeley.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of CymaBay’s common stock as of January 31, 2017, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of CymaBay as a group; and (iv) all those known by CymaBay to be beneficial owners of more than five percent of its common stock.

		Beneficial Ownership(1)
Beneficial Owner	Shares that May Be Acquired w/in 60 Days of January 31, 2017	Number of Shares	Percent of Total
Entities associated with Adage Capital Partners, L.P.(2)	—	1,840,044	7.8%
Entities associated with Abingworth LLP(3)	—	1,600,000	6.8%
Harold E. Van Wart, Ph.D.	665,605	673,563	2.8%
Pol Boudes, M.D.	173,479	173,479	*
Charles A. McWherter, Ph.D.	252,451	257,451	1.1%
Robert F. Booth, Ph.D.	30,000	30,000	*
Carl Goldfischer, M.D.	38,237	38,237	*
Caroline Loewy	30,000	30,000	*
Evan A. Stein, M.D., Ph.D.	30,000	181,880	*
Paul F. Truex	30,000	30,000	*
Kurt von Emster, CFA(4)	43,232	1,750,558	7.4%
Robert J. Weiland	30,000	30,000	*
Robert J. Wills, Ph.D.	52,000	77,000	*
All executive officers and directors as a group (14 persons)(5)	1,873,075	3,850,265	15.1%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13F and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, CymaBay believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,571,103 shares outstanding on January 31, 2017, adjusted as required by rules promulgated by the SEC. On February 2, 2017, we sold an additional 5,181,348 shares of our common stock in a public offering.
(2)	The information in the table is based solely on the Schedule 13G/A filed with the SEC on February 9, 2017, reporting beneficial ownership as of December 31, 2016. Each of Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross (collectively “Adage Group”), report having shared voting and investment power over these shares. The address of the Adage Group is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(3)	Consists of (i) 1,066,667 shares held by Abingworth Bioequities Master Fund Limited and (ii) 533,333 shares held by Abingworth Bioventures VI LP. The information for Abingworth LLP is based solely on a Form 13F filed with the SEC on February 14, 2016, and such information is as of December 31, 2016. According to the filing, Abingworth LLP has sole voting power over 1,600,000 shares. The address of Abingworth LLP is 38 Jermyn Street, London, X0 SW1Y 6DN.
(4)	Includes 17,326 shares held by the Konrad Hans von Emster III and Elizabeth F. von Emster Revocable Trust dated January 18, 2005, and the shares held by entities affiliated with Abingworth LLP, over which Mr. von Emster has shared voting and investment power. See footnote 3 above.
(5)	Consists of shares beneficially owned by each executive officer and director, including our executive officers not appearing in the table above, as of January 31, 2017.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to all of our equity compensation plans in effect as of December 31, 2016, which consists of our 2003 Equity Incentive Plan and 2013 Equity Incentive Plan.

Plan Category		Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuances under Equity Compensation Plans (excluding securities reflected in column (a))
		(a)		(b)	(c)
Equity Compensation Plans	2003 Equity Incentive Plan	68,200		$4.96	—
approved by security holders	2013 Equity Incentive Plan	2,891,933	(1)	$5.04	496,638	(2)

Equity Compensation Plans not approved by security holders		—		—	—

Total		2,960,133		$5.04	496,638

(1)	Includes 238,745 shares that may be issued pursuant to incentive awards at the sole discretion of CymaBay, by either (1) the holder’s purchase of the number of shares of our common stock at the applicable exercise price per share on the date of grant or (2) the holder’s receipt of a cash payment equal to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share on the date of grant, multiplied by the portion of the award being exercised.

(2)	Pursuant to terms of the 2013 Equity Incentive Plan, the share reserve (“Share Reserve”) will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2014, and ending on (and including) January 1, 2023, in an amount equal to 5.0% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. On January 1, 2017, pursuant to the previously described terms, the Share Reserve was increased by 1,172,350 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires CymaBay’s directors and executive officers, and persons who own more than ten percent of a registered class of CymaBay’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of CymaBay. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish CymaBay with copies of all Section 16(a) forms they file.

To CymaBay’s knowledge, based solely on a review of the copies of such reports furnished to CymaBay and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report on Form 3 filed by Evan Stein was corrected after the filing deadline to report 151,880 shares held, rather than the 100,000 shares held as reported on the Form 3 as originally and timely filed.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ending December 31, 2016 and 2015, by (i) our Chief Executive Officer, (ii) our Chief Medical Officer, and (iii) our Senior Vice President and Chief Scientific Officer, each of whom were serving as executive officers in 2016. The officers listed below are collectively referred to herein as the “Named Executive Officers.”

Name	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Harold Van Wart,	2016	520,150	260,075	175,991	11,964	(2)	968,180
Former President and Chief Executive Officer	2015	515,000	51,500	1,239,948	12,700		1,819,148

Pol Boudes(3)	2016	385,892	135,062	65,038	23,215	(4)	609,207
Chief Medical Officer

Charles A. McWherter,	2016	360,356	136,125	67,474	23,070	(5)	587,025
Senior Vice President and Chief Scientific Officer	2015	353,290	61,825	688,860	20,266		1,124,241

(1)	Represents the aggregate fair value of options and performance options granted from the 2013 Equity Incentive Plan for each fiscal year. For options granted, 1/4 of the shares vest upon the one year anniversary of the date of grant and the remainder of the shares vest in equal monthly installments over the following thirty-six months, subject to the optionee’s continued employment or service with CymaBay. The options issued under the 2013 Equity Incentive Plan generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or services. The aggregate fair value is computed in accordance with FASB ASC Topic 718. For performance options granted in 2016, 50% of the shares vest upon management’s achievement of a specified operational milestone and 50% vest upon management’s achievement of a financing milestone. The aggregate grant date fair value of the performance shares was calculated based on the probable outcome of such conditions. The aggregate grant date fair values of performance stock option awards granted to each of Dr. Van Wart, Dr. Boudes and Dr. McWherter in 2016, and deemed probable of achievement, were as follows: $60,905; $25,580; and $28,016. The aggregate grant date fair values of performance stock option awards granted to each of Dr. Van Wart, Dr. Boudes and Dr. McWherter in 2016 assuming the achievement of all performance conditions were as follows: $119,540; $50,207; and $54,988. See Note 9 to our financial statements in our annual report on Form 10-K as filed on March 23, 2017, regarding assumptions underlying our valuation of equity awards.
(2)	Represents $7,202 of health insurance premiums, $463 of group term life insurance premiums, $4,205 of accidental death and dismemberment insurance premiums, and $94 of disability insurance premiums, in each case paid by CymaBay in 2016.
(3)	Dr. Boudes was not a Named Executive Officer in 2015 and, accordingly, pursuant to SEC rules, his 2015 compensation is not disclosed.
(4)	Represents $19,222 of health insurance premiums, $713 of group term life insurance premiums, $3,136 of accidental death and dismemberment insurance premiums, and $144 of disability insurance premiums, in each case paid by CymaBay in 2016.
(5)	Represents $19,222 of health insurance premiums, $713 of group term life insurance premiums, $2,991 of accidental death and dismemberment insurance premiums, and $144 of disability insurance premiums, in each case paid by CymaBay in 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2016.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Harold Van Wart, Ph.D.	30,574		0	5.00	12/22/2023
	4,402		0	4.77	01/24/2022
	178,873	(1)	28,851	5.00	10/30/2023
	115,779	(1)	25,511	5.00	1/5/2024
	86,250	(2)	93,750	10.00	1/6/2025
	0	(2)	157,500	1.06	1/25/2026
	50,000	(3)	50,000	1.82	7/24/2026
	71,998	(4)	23,999	5.00	12/22/2023

Pol Boudes, M.D.	51,333	(2)	25,667	7.00	04/14/2024
	35,938	(2)	39,062	10.00	1/6/2025
	0	(2)	54,000	1.06	1/25/2026
	21,000	(3)	21,000	1.82	7/24/2026
	17,333	(4)	8,667	7.00	04/14/2024

Charles A. McWherter, Ph.D.	7,546		0	5.00	12/22/2023
	2,515		0	4.77	1/24/2022
	53,759	(1)	8,671	5.00	10/30/2023
	42,649	(1)	9,397	5.00	1/5/2024
	47,916	(2)	52,084	10.00	1/6/2025
	0	(2)	54,000	1.06	1/25/2026
	23,000	(3)	23,000	1.82	7/24/2026
	23,351	(4)	7,783	5.00	12/22/2023

(1)	These options were granted from the 2013 Equity Incentive Plan and 1/3 of the shares underlying these options are fully vested on the date of grant and the remainder vest in equal monthly installments over the following forty-eight (48) months and are fully vested within four years from the grant date subject to the optionee’s continued employment or service with CymaBay. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.
(2)	These options were granted from the 2013 Equity Incentive Plan and 1/4 of the shares underlying these options are fully vested upon the one year anniversary of the date of grant and the remainder vest in equal monthly installments over the following thirty-six (36) months and are fully vested within four years from the grant date subject to the optionee’s continued employment or service with CymaBay. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.
(3)	These performance options were issued from the 2013 Equity Incentive Plan and 50% of the shares underlying these options vest upon management’s achievement of a specified operational milestone and 50% vest upon management’s achievement of a financing milestone. The first milestone was met on December 30, 2016, and the second milestone was met on January 4, 2017.
(4)	These incentive awards, which are similar to stock appreciation rights, were granted from the 2013 Equity Incentive Plan and vest and are exercisable in equal monthly installments over forty-eight (48) months from the grant date and are fully vested within four years from the grant date subject to the optionee’s continued employment or service with CymaBay. The incentive awards generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Chief Executive Officer

Employment Agreement

CymaBay entered into an employment letter agreement with Dr. Harold Van Wart on November 21, 2013. Dr. Van Wart served as Chief Executive Officer of CymaBay until April 15, 2017.

Base Salary, Bonus, Benefits: Pursuant to the terms of his employment agreement, Dr. Van Wart earned an annual base salary of $500,000, which was subsequently increased to $520,150 in January 2016, and $530,533 in January 2017. In addition, Dr. Van Wart was eligible to receive a bonus of up to 50% of his base salary pursuant to his participation in CymaBay’s annual bonus program. The actual amount of Dr. Van Wart’s bonus was be determined by the Board of Directors in its sole discretion based upon its evaluation of Dr. Van Wart’s performance, CymaBay’s performance and other considerations it deems relevant.

Stock Option Grant: Pursuant to the terms of his employment agreement, Dr. Van Wart was granted stock options to purchase 349,014 shares of CymaBay’s common stock and an incentive award to purchase 95,997 shares of CymaBay’s common stock. 1/3 of the shares subject to Dr. Van Wart’s stock option were vested at the time of grant, with the remaining shares vesting in 48 equal monthly installments subject to Dr. Van Wart’s continuous service with CymaBay.

Termination: Pursuant to the terms of his employment agreement, Dr. Van Wart entered into an at-will employment relationship with CymaBay. Pursuant to the terms of his employment agreement, either Dr. Van Wart or CymaBay could terminate the employment relationship at any time, with or without cause and with or without advance notice. If CymaBay terminated Dr. Van Wart’s employment without cause and other than as a result of his death or disability, or if Dr. Van Wart resigned for good reason, Dr. Van Wart would have been eligible to receive 12 months of his current base salary. In addition, Dr. Van Wart was eligible to receive his annual bonus amount as if all his performance targets had been satisfied. Base salary and bonus severance would be paid in equal installments during the 12 month period following his termination date; provided, however, that no payments would be made to Dr. Van Wart prior to the 60th day following his termination. On the first payroll date following the 60th day following Dr. Van Wart’s termination, CymaBay would pay Dr. Van Wart the severance amounts that he would have received on or prior to such date in a lump sum. Such severance amounts would be reduced by any employment or consulting arrangements obtained by Dr. Van Wart following his termination. Additionally, if Dr. Van Wart elected to continue his group health benefits under COBRA, CymaBay would pay his premiums for COBRA coverage until the earlier of (i) the 12 months following his termination date; (ii) when Dr. Van Wart attains full-time employment or (iii) when Dr. Van Wart ceased to be eligible for COBRA. Upon termination, the vesting of Dr. Van Wart’s stock options would be accelerated as to the number of shares that would have vested if Dr. Van Wart had been in service for an additional 12 months following his termination date. Dr. Van Wart’s benefits were conditioned on his signing a general release of claims against CymaBay and allowing the release to become effective within 60 days after his termination date.

Termination for Cause, Death or Disability and Resignation for Good Reason: If Dr. Van Wart’s employment was terminated for cause or because of death or disability or in the event Dr. Van Wart resigned without good reason, he would receive only the payment of his accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of any applicable benefit plans and the vesting of his stock awards would cease on his termination date.

Change in Control: At the close of a change in control, Dr. Van Wart’s outstanding stock options would become vested and exercisable with respect to 50% of his then-unvested shares of CymaBay’s common stock.

If on or within 12 months following a change in control, CymaBay or a successor corporation terminated Dr. Van Wart’s employment without cause and other than as a result of his death or disability, or if Dr. Van Wart resigned for good reason, Dr. Van Wart would have been eligible to receive 18 months of his current base salary. Such severance amounts would have been reduced by any employment or consulting arrangements obtained by Dr. Van Wart following his termination. If Dr. Van Wart elected to continue his group health benefits under COBRA, CymaBay would have paid his premiums for COBRA coverage until the earlier of (i) the 18 months following his termination date; (ii) when Dr. Van Wart attains full-time employment or (iii) when Dr. Van Wart ceases to be eligible for COBRA. In addition, Dr. Van Wart would have been eligible to receive 150% of his annual bonus amount. Upon termination, Dr. Van Wart’s outstanding stock options would have become fully vested and exercisable with respect to the remaining 50% of his then-unvested shares of CymaBay’s common stock. Dr. Van Wart’s benefits would have been conditioned on his signing and making effective a general release of claims against CymaBay on or after his termination date.

Separation Agreement

On April 13, 2017, we entered into a separation agreement with Dr. Van Wart pursuant to which Dr. Van Wart ceased to become an employee of CymaBay on April 15, 2017. The separation agreement provides we will pay Dr. Van Wart, as severance, 12 months continued base salary, as in effect on April 15, 2017, a bonus of 50% of his annual base salary, and up to 12 months COBRA coverage. Further, pursuant to the separation agreement the vesting of all of his unvested options was accelerated, and the post-termination exercise period for his options was extended to be one year. In connection with the execution of the separation agreement, Mr. Van Wart signed a general release in favor of us and resigned from the Board, effective April 14, 2017.

Chief Medical Officer

CymaBay entered into an employment letter agreement with Dr. Pol Boudes on February 28, 2014. Dr. Boudes serves as Chief Medical Officer of CymaBay.

Base Salary, Bonus, Benefits: Pursuant to the terms of his employment agreement, Dr. Boudes earned an annual base salary of $370,000, which was subsequently amended to $385,892 in January 2016 and $393,610 in January 2017. In addition, Dr. Boudes received a hiring bonus of $10,000 and housing assistance of $20,000 when he joined CymaBay. Dr. Boudes is eligible to receive a bonus of up to 35% of his base salary pursuant to his participation in CymaBay’s annual bonus program. The actual amount of Dr. Boudes’ bonus will be determined by the Board of Directors in its sole discretion based upon its evaluation of Mr. Dr. Boudes’ performance, CymaBay’s performance and other considerations it deems relevant.

Stock Option Grant: Pursuant to the terms of his employment agreement, Dr. Boudes was granted stock options to purchase 77,000 shares of CymaBay’s common stock and an incentive award for 26,000 shares of CymaBay’s common stock. One fourth of the shares subject to Dr. Boudes’ stock option vest one year from the date of grant, with the remaining shares vesting in 36 equal monthly installments thereafter subject to Dr. Boudes’ continuous service with CymaBay.

Termination: Pursuant to the terms of his employment agreement, Dr. Boudes entered into an at-will employment relationship with CymaBay. Either Dr. Boudes or CymaBay may terminate the employment relationship at any time, with or without cause and with or without advance notice. If CymaBay terminates Dr. Boudes without cause and other than as a result of his death or disability, or if Dr. Boudes resigns for good reason, Dr. Boudes will be eligible to receive 12 months of his current base salary. In addition, Dr. Boudes is eligible to receive his annual bonus amount as if all his performance targets have been satisfied, pro-rated for the number of months that have elapsed in the year in which his employment terminates, but in no event will Dr. Boudes be paid a bonus pro-rated for less than 9 months. Base salary and bonus severance will be paid in equal installments during the 12 month period following his termination date; provided, however, that no payments will be made to Dr. Boudes prior to the 60th day following his termination. On the first payroll date following the 60th day following Dr. Boudes’ termination, CymaBay will pay Dr. Boudes the severance amounts that he would have received on or prior to such date in a lump sum. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Dr. Boudes following his termination. Additionally, if Dr. Boudes elects to continue his group health benefits under COBRA, CymaBay will pay his premiums for

COBRA coverage until the earlier of (i) the 12 months following his termination date; (ii) when Dr. Boudes attains full-time employment; or (iii) when Dr. Boudes ceases to be eligible for COBRA. Upon termination, the vesting of Dr. Boudes’ stock options will be accelerated as to the number of shares that would have vested if Dr. Boudes had been in service for an additional 9 months following his termination date. Dr. Boudes’ benefits are conditioned on his signing a general release of claims against CymaBay and allowing the release to become effective within 60 days after his termination date.

Termination for Cause, Death or Disability and Resignation for Good Reason: If Dr. Boudes’ employment is terminated for cause or because of death or disability or in the event Dr. Boudes resigns without good reason, he will receive only the payment of his accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of any applicable benefit plans and the vesting of his stock awards will cease on his termination date.

Change in Control: At the close of a change in control, Dr. Boudes’s outstanding stock options will become vested and exercisable with respect to 50% of his then-unvested shares of CymaBay’s common stock, and Dr. Boudes’s outstanding incentive award will become vested and exercisable with respect to 100% of his then-unvested shares of CymaBay’s common stock.

If on or within 12 months following a change in control, CymaBay or a successor corporation terminates Dr. Boudes’ employment without cause and other than as a result of his death or disability, or if Dr. Boudes resigns for good reason, Dr. Boudes will be eligible to receive 12 months of his current base salary. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Dr. Boudes following his termination. If Dr. Boudes elects to continue his group health benefits under COBRA, CymaBay will pay his premiums for COBRA coverage until the earlier of (i) the 15 months following his termination date; (ii) when Dr. Boudes attains full-time employment; or (iii) when Dr. Boudes ceases to be eligible for COBRA. In addition, Dr. Boudes is eligible to receive 125% of his annual bonus amount. Upon termination, Dr. Boudes’ outstanding stock options will become fully vested and exercisable with respect to the remaining 50% of his then-unvested shares of CymaBay’s common stock. Dr. Boudes’ benefits are conditioned on his signing and making effective a general release of claims against CymaBay on or after his termination date.

Senior Vice President and Chief Scientific Officer

CymaBay entered into an employment letter agreement with Dr. Charles A. McWherter on November 21, 2013. Dr. McWherter serves as Senior Vice President and Chief Scientific Officer of CymaBay.

Base Salary, Bonus, Benefits: Pursuant to the terms of his employment agreement, Dr. McWherter earns an annual base salary of $343,000 which was subsequently increased to $360,356 in January 2016, and $367,563 in January 2017. In addition, Dr. McWherter is eligible to receive a bonus of up to 35% of his base salary pursuant to his participation in CymaBay’s annual bonus program. The actual amount of Dr. McWherter’s bonus will be determined by the Board of Directors in its sole discretion based upon its evaluation of Dr. McWherter’s performance, CymaBay’s performance and other considerations it deems relevant.

Stock Option Grant: Pursuant to the terms of his employment agreement, Dr. McWherter was granted stock options to purchase 114,476 shares of CymaBay’s common stock and an incentive award to purchase 31,134 shares of CymaBay’s common stock. 1/3 of the shares subject to Dr. McWherter’s stock option were vested at the time of grant, with the remaining shares vesting in 48 equal monthly installments subject to Dr. McWherter’s continuous service with CymaBay.

Termination: Pursuant to the terms of his employment agreement, Dr. McWherter entered into an at-will employment relationship with CymaBay. Either Dr. McWherter or CymaBay may terminate the employment relationship at any time, with or without cause and with or without advance notice. If CymaBay terminates Dr. McWherter without cause and other than as a result of his death or disability, or if Dr. McWherter resigns for good reason, Dr. McWherter will be eligible to receive 12 months of his current base salary. In addition, Dr. McWherter is eligible to receive his annual bonus amount as if all his performance targets have been satisfied, pro-rated for the number of months that have elapsed in the year in which his employment terminates, but in no event will Dr. McWherter be paid a bonus pro-rated for less than 9 months. Base salary and bonus severance will be paid in equal installments during the 12 month period following his termination date, provided, however, that no payments will be made to Dr. McWherter prior to the 60th day following his termination. On the first payroll date following the 60th day following Dr. McWherter’s termination, CymaBay will pay him the severance amounts that he would have received on or prior to such date in a lump sum. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Dr. McWherter following his termination. Additionally, if Dr. McWherter elects to continue his group health benefits under COBRA, CymaBay will pay his premiums for COBRA coverage until the earlier of (i) the 12 months following his termination date; (ii) when Dr. McWherter attains full-time employment; or (iii) when Dr. McWherter ceases to be eligible for COBRA. Upon termination, the vesting of Dr. McWherter’s stock options will be accelerated as to the number of shares that would have vested if Dr. McWherter had been in service for an additional 12 months following his termination date. Dr. McWherter’s benefits are conditioned on his signing a general release of claims against CymaBay and allowing the release to become effective within 60 days after his termination date.

Termination for Cause, Death or Disability and Resignation for Good Reason: If Dr. McWherter’s employment is terminated for cause or because of death or disability or in the event Dr. McWherter resigns without good reason, he will receive only the payment of his accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of any applicable benefit plans and the vesting of his stock awards will cease on his termination date.

Change in Control: At the close of a change in control, Dr. McWherter’s outstanding stock options will become vested and exercisable with respect to 50% of his then-unvested shares of CymaBay’s common stock.

If on or within 12 months following a change in control, CymaBay or a successor corporation terminates Dr. McWherter’s employment without cause and other than as a result of his death or disability, or if Dr. McWherter resigns for good reason, Dr. McWherter will be eligible to receive 12 months of his current base salary. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Dr. McWherter following his termination. If Dr. McWherter elects to continue his group health benefits under COBRA, CymaBay will pay his premiums for COBRA coverage until the earlier of (i) the 15 months following his termination date; (ii) when Dr. McWherter attains full-time employment; or (iii) when Dr. McWherter ceases to be eligible for COBRA. In addition, Dr. McWherter is eligible to receive 125% of his annual bonus amount. Upon termination, Dr. McWherter’s outstanding stock options will become fully vested and exercisable with respect to the remaining 50% of his then-unvested shares of CymaBay’s common stock. Dr. McWherter’s benefits are conditioned on his signing and making effective a general release of claims against CymaBay on or after his termination date.

For the purpose of the employee agreements summarized above:

“Cause” means: (i) conviction of, or plea of no contest, with respect to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) participation in a fraud or act of dishonesty that results in material harm to CymaBay; (iii) intentional material violation of any contract or agreement between the executive and CymaBay, including but not limited to the executive’s employment agreement or Confidential Information and Inventions Agreement, or the executive’s violation of any statutory duty owed to CymaBay, but only if the executive does not correct any such violation within 30 days after written notice has been provided to the executive; or (iv) gross negligence or willful neglect of the executive’s job duties, as determined by the Board of Directors in good faith, but only if the executive does not correct such violation within 30 days after written notice has been provided to the executive (if such notice is reasonably practicable).

“Good reason” means: (i) the material reduction in responsibilities, authorities or functions as an employee of CymaBay; (ii) a material reduction in level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs); (iii) a material change of the executive’s place of employment that results in an increased round trip commute of more than 20 miles; or (iv) CymaBay’s material breach of the employment agreement. Notwithstanding the foregoing, the executive must provide written notice to CymaBay within 30 days after the date on which such event first occurs, and allow CymaBay 30 days during which CymaBay may attempt to rescind or correct the matter giving rise to good reason. If CymaBay does not rescind or correct the conduct giving rise to good reason to the executive’s reasonable satisfaction by the expiration of such period, the executive’s employment will then terminate with good reason as of such thirtieth day.

“Change in control” means an event or a series of related events such as: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of CymaBay of more than 50% of the voting stock of CymaBay; (ii) a merger or consolidation in which CymaBay is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of CymaBay. A change in control will only occur if the stockholders of CymaBay immediately before the transaction do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding securities of the surviving company.

In addition, each of the employment agreements contains a “gross up” provision, which provides that if any of the executive officer’s payments constitutes a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and is subject to the excise tax under Code Section 4999, such executive will be entitled to receive from CymaBay an additional payment in an amount equal to (i) all excise taxes (including any interest or penalties imposed with respect to such taxes) imposed on such parachute payments (the “reimbursement payment”) and (ii) all federal, state and local income taxes, employment taxes and any excise taxes that may be imposed on the reimbursement payment.

Perquisites, Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. CymaBay provides a 401(k) plan to our employees, including our named executive officers, but CymaBay has made no matching contributions to date. In addition, CymaBay reimburses our employees, including our named executive officers, for reasonable business expenses incurred in the discharge of their duties in accordance with the general practices and policies of CymaBay and subject to CymaBay’s annual expense budget.

CymaBay generally does not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. CymaBay does, however, pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers. In addition, each of our named executive offers is entitled to participate in an individual disability income protection plan.

Director Compensation

The following table shows for the fiscal year ended December 31, 2016, certain information with respect to the compensation of each person serving as a non-employee director of CymaBay:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Robert F. Booth, Ph.D.(2)	2,808	—	2,808
Carl Goldfischer, M.D.	58,500	10,465	68,965
Hari Kumar, Ph.D.(3)	20,750	—	20,750
Caroline Loewy(2)	3,014	—	3,014
Evan A. Stein, M.D., Ph.D.(4)	29,250	34,279	63,529
Paul F. Truex(4)	33,750	34,279	68,029
Kurt von Emster, CFA	52,750	10,465	63,215
Robert J. Weiland(4)	33,000	34,279	67,279
Robert J. Wills, Ph.D.	66,000	10,465	76,465

(1)	These amounts are not cash compensation, but rather the aggregate fair value of the equity compensation granted to our non-employee directors during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 9 to our financial statements contained in our Annual Report on Form 10-K as filed with the SEC on March 23, 2017, regarding assumptions underlying valuation of equity awards.

(2)	Became a member of our Board in December 2016.
(3)	Dr. Kumar ceased to be a member of our Board effective June 2, 2016.
(4)	Became a member of our Board in April 2016.

At December 31, 2016, the following non-employee directors (and one former non-employee director) held options and incentive awards to purchase the following number of shares:

Name	Options	Incentive Awards
Robert F. Booth, Ph.D.	—	—
Carl Goldfischer, M.D.	36,340	2,335
Hari Kumar, Ph.D.	—	—
Caroline Loewy	—	—
Evan A. Stein, M.D., Ph.D.	18,000	—
Paul F. Truex	18,000	—
Kurt von Emster, CFA	40,492	3,372
Robert J. Weiland	18,000	—
Robert J. Wills, Ph.D.	52,000	—

Non-Employee Director Compensation Policy

Non-Employee Director Compensation Policy as in Effect in 2016

In January 2015, our Board adopted an Amended and Restated Non-Employee Director Compensation Program intended to compensate our non-employee directors with a combination of cash and equity. Each non-employee director receives an annual base cash retainer of $35,000 for such service. The chairman of our board of directors will receive an additional annual base cash retainer of $20,000 for this service. In addition, we intend to compensate the members of our board of directors for service on our committees as follows:

•	The chairperson of our audit committee will receive an annual cash retainer of $17,500 for this service, and each of the other members of the audit committee will receive an annual cash retainer of $9,000.

•	The chairperson of our compensation committee will receive an annual cash retainer of $10,000 for such service, and each of the other members of the compensation committee will receive an annual cash retainer of $6,000.

•	The chairperson of our nominating and corporate governance committee will receive an annual cash retainer of $8,750 for this service, and each of the other members of the nominating and corporate governance committee will receive an annual cash retainer of $4,000.

Cash payments described above shall be paid either quarterly or semi-annually at the discretion of the board member.

Further, under this policy, at about the time of our annual meeting of stockholders, each non-employee director received an additional equity award of an option to purchase 9,000 shares of our common stock. If a new board member joined our board of directors, the director received an initial stock option to purchase 18,000 shares of our common stock. Annual option grants and option grants to new board members are be subject to vesting as determined by our Board or Compensation Committee on the date of grant.

In January 2017, the Board of Directors amended and restated the equity component of our Amended and Restated Non-Employee Director Compensation Program as follows: at about the time of our annual meeting of stockholders, each non-employee director having completed a minimum of twelve months of service will receive an additional equity award of an option to purchase 15,000 shares of our common stock. In the event the non-employee director has served less than twelve months, an equity award of an option to purchase up to a maximum of 15,000 shares of our common stock may be awarded at the discretion of the Board or Compensation Committee. If a new board member joins our board of directors, the director will receive an initial stock option to purchase 30,000 shares of our common stock. Annual option grants and option grants to new board members will be subject to vesting as determined by our Board or Compensation Committee on the date of grant.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

CymaBay has adopted a written Related-Person Transactions Policy that sets forth CymaBay’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of CymaBay’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CymaBay and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to CymaBay as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of CymaBay, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to CymaBay of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, CymaBay relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to CymaBay, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of CymaBay and its stockholders, as the Committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are CymaBay stockholders will be “householding” CymaBay’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or CymaBay. Direct your written request to CymaBay Therapeutics Inc., Secretary, 7999 Gateway Blvd., Suite 130, Newark, CA 94560 or by contacting our Investor Relations at (510) 293-8800. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2017 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

By Order of the Board of Directors

/s/ Sujal Shah
Sujal Shah
Secretary

Newark, California

April 19, 2017

A copy of CymaBay’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016, is available without charge upon written request to: Corporate Secretary, CymaBay Therapeutics, Inc., 7999 Gateway Blvd., Suite 130, Newark, CA 94560.

DIRECTIONS TO THE ANNUAL MEETING

By Road

From Downtown San Francisco or San Francisco International Airport:

Take US-101 South to exit 406 for CA-84 East (Dumbarton Bridge). From CA-84 East, cross the Dumbarton Bridge and then take exit 36 for Thornton Avenue from CA-84 East. Turn right onto Thornton Avenue and take the first left onto Gateway Boulevard. From Gateway Boulevard, turn left at the first light into the parking lot for the Pacific Research Center.

From San Jose International Airport:

Take US-101 South to exit 388B for I-880 North. Continue on I-880 North to exit 21 for CA-84 West / Decoto Road toward Dumbarton Bridge. Turn left onto CA-84 W / Decoto Road to exit 36 for Thornton Avenue. Turn left onto Thornton Avenue and then turn left onto Gateway Boulevard. From Gateway Boulevard, turn left at the first light into the parking lot for the Pacific Research Center.

From Oakland International Airport:

Take I-880 South to exit 21 for CA-84 West / Decoto Road toward Dumbarton Bridge. Turn left onto CA-84 W / Decoto Road to exit 36 for Thornton Avenue. Turn left onto Thornton Avenue and then turn left onto Gateway Boulevard. From Gateway Boulevard, turn left at the first light into the parking lot for the Pacific Research Center.

0                    ⬛

CYMABAY THERAPEUTICS, INC.

Proxy for Annual Meeting of Stockholders on June 1, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sujal A. Shah and Daniel Menold as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of CYMABAY THERAPEUTICS, INC. held of record by the undersigned at the close of business on April 13, 2017, at the Annual Meeting of Stockholders to be held June 1, 2017, at 9:00 am Pacific Time at the Pacific Research Center, 7677 Gateway Blvd., Conference Center 2nd Floor, Apex Room, Newark, CA 94560, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛

ANNUAL MEETING OF STOCKHOLDERS OF

CYMABAY THERAPEUTICS, INC.

June 1, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Directions can be found at http://www.pacificresearchcenter.com or by contacting our Investor Relations at (510) 293-8121.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting of Stockholders, Proxy Statement, Annual Report on Form 10-K and proxy card are available at http://www.astproxyportal.com/ast/18519

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

⬛ 20930000000000000000 3	060117

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect the CymaBay Therapeutics, Inc. Board of Directors’ nine nominees as directors to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified:

						FOR	AGAINST	ABSTAIN
				2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of CymaBay Therapeutics, Inc. for its fiscal year ending December 31, 2017.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Sujal A. Shah ¡ Robert F. Booth, Ph.D. ¡ Carl Goldfischer, M.D. ¡ Caroline Loewy ¡ Evan A. Stein, M.D., Ph.D. ¡ Paul F. Truex ¡ Kurt von Emster ¡ Robert J. Weiland ¡ Robert J. Wills, Ph.D.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛